Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-162890 and 333-253190 on Form S-8 of our report dated June 23, 2022, appearing in this Annual Report on Form 11-K of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan for the year ended December 31, 2021.

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 23, 2022